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                                                Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 333-18819

PROSPECTUS


                             VISUAL DATA CORPORATION


This prospectus amends the prospectus dated February 12, 1999 relating to the resale by the holders of up to 1,150,000 shares of our common stock issuable upon the exercise of outstanding redeemable Common Stock Purchase Warrants. The exercise price of the redeemable Common Stock Purchase Warrants is reduced from $6.00 per share to $0.25 per share, and the expiration date of the warrants is extended from July 30, 2002 until August 30, 2002.

         This prospectus covers the shares of our common stock and redeemable Common Stock Purchase Warrants. We will not receive any proceeds from the sale of the shares of common stock except upon the exercise of the redeemable Common Stock Purchase Warrants.

         Our common stock and the redeemable Common Stock Purchase Warrants are traded on the Nasdaq SmallCap Market under the symbols "VDAT" and "VDATW." On July 29, 2002 the last reported sale price of our common stock was $0.23 per share and the last reported sale price of our redeemable Common Stock Purchase Warrants was $0.04.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The original date of this prospectus is July 30, 1997, as amended by a post-effective amendment dated February 12, 1999.

                  The date of this prospectus is July 30, 2002




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                               TABLE OF CONTENTS

                                                                         Page

Business.................................................................   3

Risk Factors.............................................................   6

Cautionary Statement about Forward-Looking Information...................  12

Use of Proceeds..........................................................  12

Selling Security Holders.................................................  13

Plan of Distribution.....................................................  13

Where You Can Find More Information......................................  15

Legal Matters............................................................  16

Experts..................................................................  17

          The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.






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                                    BUSINESS

         We are a full service broadband media company that specializes in webcasting, networking solutions for the entertainment industry and marketing solutions for the travel industry. For the year ended September 30, 2001, we reported revenues from continuing operations of $6,908,043 and a net loss of $11,552,745 and for the year ended September 30, 2000, we reported revenues from continuing operations of $5,862,465 and a net loss of $11,401,583. For the six months ended March 31, 2002 we reported revenues from continuing operations of $4,036,795 and a net loss of $7,361,293.

         We offer our products and services through three operating groups:

         * Visual Data Network Solutions Group, which is comprised of our subsidiary Entertainment Digital Network, Inc. (EDNET), provides connectivity within the entertainment and advertising industries through its private network, which encompasses production and post-production companies, advertisers, producers, directors, and talent. The network enables high-speed exchange of high quality audio, compressed video and multimedia data communications, utilizing long distance carriers, regional phone companies, satellite operators, and major Internet Service Providers (ISP). The Networking Solutions Group also provides systems integration and engineering services, application-specific technical advice, audio equipment, proprietary and off-the-shelf codecs, teleconferencing equipment, and other innovative products to facilitate our broadcast and production applications.

                  Based in San Francisco, EDNET develops and markets integrated systems for the delivery, storage and management of professional quality digital communications for media-based applications, including audio and video production for the North American advertising and entertainment industries. EDNET has established a private wide-area network (WAN) through strategic alliances with long distance carriers, regional telephone companies, satellite operators and independent fiber optic telecommunications providers, which enables the exchange of high quality audio, compressed video and multimedia data communications. EDNET provides engineering services, application-specific technical advice, and audio, video and networking hardware and software as part of its business.

                  Our Networking Solutions Group manages an expanding global network of over 500 North American affiliates, and nearly 200 international associates, in cities throughout the United States, Canada, Mexico,



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                  Europe, and the Pacific Rim. Our Networking Solutions Group,
                  which represented approximately 57% and 71% of our revenues from continuing operations for the years ended September 30, 2001 and 2000, respectively, and approximately 44% of our revenues from continuing operations for the six months ended March 31, 2002, generates revenues from the sale of equipment, installation of equipment, performance or bridging services and usage of bandwidth.

         * Visual Data Webcasting Group which provides an array of corporate-oriented, web-based media services to the corporate market including live audio and video webcasting, packaged corporate announcements, and information distribution (Internet, broadcast TV and radio) for any business entity, and can provide point-to-point audio and video transport worldwide. Our Webcasting Group was created to provide a cost effective means for corporations to broadcast analyst conference calls live, making them available to the investing public, the media and worldwide to anyone with Internet access. We market the products through a direct sales channel, and in conjunction with our business partners. Each webcast can be archived for replay for an additional fee and the archived material can be accessed through a company's own web site. Major corporations and small businesses are hiring us to produce live webcasts and custom videos for the web to communicate corporate earnings announcements, conference calls on the web, speeches on demand, product launches, internal training, corporate video news and profiles, crisis communications, visual trade shows, and basic online multimedia fulfillment.

                  Significant to this business division is our strategic partnership with the Internet's leading press release service, PR Newswire, providing a global sales force to promote our broadband corporate services packages. We also completed development of a suite of trade show related broadband media services including a "Virtual Exhibit Hall", rich-video filming, key-note speaker interview vignettes, and conference webcasting, all of which have the benefit of extending the life of a trade show, a highly attractive proposition for show producers and exhibitors alike. Our Webcasting Group, which represented approximately 29% and 17% of our revenues from continuing operations for the years ended September 30, 2001 and 2000, respectively, and approximately 48% of our revenues from continuing operations for the six months ended March 31, 2002, generates revenues through production and distribution fees.

         * Visual Data Travel Group which produces high quality, Internet-based multi-media streaming videos such as hotel, resort, golf facility, travel destination and time-share productions designed to keep a high level of viewer interest. These concise, broadband-enabled "vignettes" generally



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                  have running times from two to four minutes. In addition to the high-end vignettes, we offer a commercial on the web which consists of a two minute narrated photo presentation of corporate properties. By incorporating the services of many of the largest travel and leisure websites, we believe we have created a unique distribution channel for travel industry businesses such as hotel chains and golf courses to significantly augment their marketing programs using highly effective multi-media applications. In March 2002 we launched our multimedia broadband travel portal, Travelago (TM) at www.travelago.com. The new Travelago portal hosts more than 22,000 video clips, including thousands of destinations, hotels, time share resorts, cruise ships, local attractions and golf courses, as well as information on local entertainment and nightlife. Video clips hosted at the Travelago portal include almost 2,000 designations, over 900 hotels, 80 cruise ships and hundreds of attractions and other venues, all of which are in multiple formats and speeds.

                  The Visual Data Travel Group, which represented approximately 9% and 7% of our revenues from continuing operations for each of the years ended September 30, 2001 and 2000, respectively, and approximately 8% of our revenues from continuing operations for the six months ended March 31, 2002, generates revenues from production and distribution fees. We own or co-own virtually all the content we create, which we believe provides us with desirable content for syndication.

Sales and marketing

         We use a variety of marketing methods, including our internal sales force, to market our products and services. One key element of our marketing strategy has been to enter into distribution agreements with recognized leaders in each of the markets for our products and services. By offering our products and services in conjunction with the distributors products, we believe these distribution agreements enable us to take advantage of the particular distributors' existing marketing programs, sales forces and business relationships. Contracts with these distributors generally range from one to two years. For the fiscal years ended September 30, 2001 and 2000, respectively, revenues from our agreements with PR Newswire have represented approximately 26% and 17% of our revenues from continuing operations, and revenues from our agreements with PR Newswire represented approximately 20% of our revenues from continuing operations for the six months ended March 31, 2002. Our agreement with PR Newswire may be terminated on short notice. See Risk Factors below. Other than this agreement, no other agreement with a distributor has represented more than 10% of our revenues during this period.





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Discontinued operations

         During the fiscal year ended September 30, 2001 we had two additional operating groups, the Visual Data Financial Solutions Group and the Visual Data Golf, Leisure and Syndication Group. The Financial Solutions Group was established in November 1999 to address the information needs of the financial sector. For the fiscal years ended September 30, 2001 and 2000 it represented less than 1% of our revenues. The Golf, Leisure and Syndication Group was formed in December 2000 with the acquisition of the Golf Society of the U.S. which is a membership business that markets to the golfing community. Its members are provided with the opportunity to acquire equipment, greens fees, trips and various other benefits at a discounted price. While the Golf, Leisure and Syndication Group represented approximately 19% of our total revenues for the fiscal year ended September 30, 2001, its operations represented approximately 23% of our net loss for fiscal 2001. In December 2001 we determined to discontinue the operations of both the Financial Solutions Group and the Golf, Leisure and Syndication Group as a result of their adverse impact on our financial condition and in keeping with our overall strategic plan. In January 2002 we sold the stock of the Golf Society of the U.S. to an unaffiliated third party in exchange for a $6.5 million convertible debenture. The revenues and net losses from Financial Solutions Group and the Golf, Leisure and Syndication Group are included under discontinued operations on our consolidated financial statements for the years ended September 30, 2001 and 2000 and the six months ended March 31, 2002.

         We have fully reserved the $6.5 million convertible debenture issued to us by Golf Society International, Inc. (GSI) as part of GSI's January 2002 acquisition of all of the outstanding capital stock in our Golf Society of the U.S. subsidiary. We determined to fully reserve the debenture, as well as filing a civil lawsuit against GSI and the President/CEO of GSI, in response to GSI's default in April 2002 on an additional obligation to us, plus other recent actions by GSI and its management.

Our executive offices

         Our executive offices are located at 1291 SW 29th Avenue, Pompano Beach, Florida 33069. Our telephone number at that location is (954) 917-6655.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. You should consider carefully these risk factors, together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.




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WE HAVE AN ACCUMULATED DEFICIT AND WE ANTICIPATE CONTINUING LOSSES WHICH WILL
RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS.

         We have incurred operating losses since our inception and we have an accumulated deficit of $47,084,622 at March 31, 2002. For the years ended September 30, 2001 and 2000, we incurred net losses of $11,552,745 and $11,401,583, respectively, and for the six months ended March 31, 2002 we reported a net loss of $7,361,293. Our operating expenses have increased and we continue to incur significant operating losses. Our liquidity has substantially diminished because of these continuing operating losses. Our continued liquidity and future profitability will depend on substantial increases in revenues from operations. There can be no assurance that future revenues will grow sufficiently to generate a positive cash flow or otherwise enable us to be profitable. We will experience significant liquidity and cash flow problems which will require us to raise additional capital to continue operations if we are not able to substantially increase our revenues. As discussed below, there are no guarantees that we will be raise additional capital as needed, in which event our liquidity and operations will be adversely affected.

WE CANNOT PREDICT OUR FUTURE REVENUES OR WHETHER OUR PRODUCTS WILL BE ACCEPTED. IF THE MARKETS FOR OUR PRODUCTS AND SERVICES DO NOT DEVELOP, OUR FUTURE RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

         Revenues from our products and services have been limited. We reported revenues from continuing operations of $6,908,043 and $5,862,465 for the years ended September 30, 2001 and 2000, respectively, and revenues from continuing operations of $4,036,795 for the six months ended March 31, 2002. In addition, the markets for our products and services have only recently begun to develop, are rapidly evolving and are increasingly competitive. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. It is difficult to predict whether, or how fast, these markets will grow. We cannot guarantee either that the demand for our products and services will continue to develop or that such demand will be sustainable. If the market develops more slowly than expected or becomes saturated with our competitors' products and services, or do not sustain market acceptance, our business, operating results, and financial condition will be materially and adversely affected.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL AS NEEDED, OUR CONTINUED OPERATIONS WILL BE ADVERSELY AFFECTED AND THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WILL BE SEVERELY LIMITED.




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         Historically, our operations have been financed primarily through the issuance of equity and debt. Because we have a history of losses, we are dependent on our continued ability to raise additional capital through the issuance of equity or debt to fund our present operations. Our acquisition and internal growth strategy also requires substantial capital investment. Capital is typically needed not only for the acquisition of additional companies, but also for the effective integration, operation and expansion of these businesses. Capital is also necessary for the production and marketing of additional on-line multi-media libraries. Our future capital requirements, however, depend on a number of factors, including our ability to grow our revenues and manage our business. Because we do not know if our revenues will grow at a pace sufficient to fund our current operations, the continuation of these operations and our future growth will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.

         If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Visual Data held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing operations can be obtained on suitable terms, if at all. Our ability to continue our current business will be adversely affected and our growth and acquisition strategy could suffer if we are unable to raise the additional funds on acceptable terms which will have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

IF WE SHOULD DEFAULT ON THE REPAYMENT OF THIS LOAN OR THE REDEMPTION PAYMENTS, THE LENDER OR THE FORMER DEBENTURE HOLDERS, ONCE SECURED, COULD FORECLOSE ON OUR ASSETS.

         On December 4, 2001 we entered into a private debt financing transaction under which the lender agreed to lend us up to $3 million. We have borrowed an aggregate of $ 2 million from this lender at March 31, 2002. We granted the lender a security interest in our primary assets. If we should default under the repayment provisions of the secured promissory note, the lender could seek to foreclose on our primary assets in an effort to seek repayment under the note. We also intend to grant our former debenture holders a second position security interest in our primary assets to collateralize our payment of the redemption amount of $1,179,000. If granted and if we should default under the payment provisions for the redemption of the debentures, the former debenture holders could likewise seek to foreclose on our primary assets. If either party was successful, we would be unable to conduct our business as it is presently



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conducted and our ability to generate revenues and fund our ongoing operations would be materially adversely affected.

IF WE ARE UNABLE TO MAINTAIN OUR NASDAQ LISTING THE LIQUIDITY OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY BE ADVERSELY AFFECTED.

         On May 9, 2002, we filed an application with The Nasdaq Stock Market to transfer the trading of our securities to the Nasdaq SmallCap Market from the Nasdaq National Market in response to a letter we received from Nasdaq on February 14, 2002 that granted us 90 days to comply with the $1.00 minimum bid price required to maintain listing on the Nasdaq National Market. On June 12, 2002 our application for transfer to the Nasdaq SmallCap Market was approved, and, therefore, we will be afforded a 180-calendar day Nasdaq SmallCap Market grace period with respect to Nasdaq's $1.00 minimum bid price requirement. We may also be eligible for an additional 180-calendar day grace period, provided we meet the initial listing criteria for the Nasdaq SmallCap Market. We believe that we meet the initial listing criteria for the Nasdaq SmallCap Market.

YOU MAY BE UNABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP.

         Arthur Andersen LLP was previously our independent accountant. As permitted by Rule 437a of the Securities Act of 1933, as amended, we have not filed with the registration statement of which this prospectus is a part the written consent of Arthur Andersen LLP. Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of acquisition that such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. Because Arthur Andersen LLP has not consented to the inclusion of their report with respect to our audited financial statements for the fiscal years ended September 30, 2001 and September 30, 2000 included in this prospectus, you will be unable to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in our financial statements or any omission to state a material fact required to be stated therein.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE AND PURCHASERS OF OUR SHARES OF COMMON STOCK MAY LOSE ALL OR A PORTION OF THEIR INVESTMENT.

         Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:




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         -        the announcement or introduction of new services and products by us and our competitors;

         - our ability to upgrade and develop our systems in a timely and effective manner;

         - our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction;

         - the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for transacting business;

         - technical difficulties, system downtime, or Internet brownouts;

         - the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

         -        government regulation; and

         - general economic conditions and economic conditions specific to the Internet and e-commerce.

         As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected. In addition, the stock market in general and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

WE ARE DEPENDENT ON CONTRACTS, SOME OF WHICH ARE SHORT TERM. IF THESE CONTRACTS ARE TERMINATED, OUR RESULTS OF OPERATIONS WOULD BE MATERIALLY ADVERSELY AFFECTED.

         We are dependent upon contracts and distribution agreements with our strategic partners and clients including PR Newswire Corporation. Revenue from PR Newswire represented approximately 26% and 17% of our revenue from continuing operations for the years ended September 30, 2001 and 2000, respectively, and approximately 20% of our revenue from continuing operations for the six months ended March 31, 2002. These contracts are generally for terms ranging from one to two years, however, many of them permit our clients and partners to terminate their agreements with us on short



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term notice. Because of the significant nature of the revenues from these contracts to our consolidated results of operations, the termination of any of these contracts could have a material adverse effect on our business operations and prospects.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

         Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies.

         We completed the acquisition of 51% of EDNET in June 1998 and the remaining 49% in July 2001, and in February 2002 we completed our acquisition of Media On Demand, Inc. Acquired companies' histories, geographical locations, business models and business cultures can be different from ours in many respects. Our directors and senior management face a significant challenge in their efforts to integrate our businesses and the business of the acquired companies or assets, and to effectively manage our continued growth. There can be no assurance that our efforts to integrate the operations of any acquired assets or companies acquired in the future will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized. The dedication of management resources to these efforts may detract attention from our day-to-day business. There can be no assurance that there will not be substantial costs associated with these activities or of the success of our integration efforts, either of which could have a material adverse effect on our operating results.

THE EXERCISE OF OPTIONS AND WARRANTS WILL BE DILUTIVE TO OUR EXISTING STOCKHOLDERS.

         As of June 30, 2002 we had outstanding options and warrants to purchase a total of 17,424,633 shares of our common stock at prices ranging between $0.40 and $17.188 per share. The exercise of these warrants and options may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

IF THE WARRANT HOLDERS EXERCISE THE WARRANTS AND ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

         It is possible that the holders of our redeemable Common Stock Purchase Warrants will elect to exercise those warrants at the reduced exercise price of $0.25 each and then offer those shares for sale. Further, because it is possible that a



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significant number of those shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders.

         In addition, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which no shares are currently issued and outstanding. Our board of directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sales of the securities registered hereby except upon the exercise of the redeemable Common Stock Purchase Warrants. In the event all of the redeemable Common Stock Purchase Warrants were to be exercised, we would receive gross proceeds of approximately $283,000. Pursuant to the terms of the underwriting



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agreement for our initial public offering, we may pay a warrant conversion fee of 7% to the representative of the underwriters in connection with the exercise of the redeemable Common Stock Purchase Warrants. It is anticipated that the proceeds, if any, from the exercise of the redeemable Common Stock Purchase Warrants will be used by us for continuing operations. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements during the course of such exercise period.

         There can be no assurances that any of the redeemable Common Stock Purchase Warrants will be exercised. Pending utilization of the proceeds as described above, the net proceeds of the offering will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

                            SELLING SECURITY HOLDERS

         The shares of common stock issuable upon the exercise of the redeemable Common Stock Purchase Warrants have been included in the registration statement of which this prospectus forms a part. The shares of common stock and redeemable Common Stock Purchase Warrants have also been included in the registration statement of which this prospectus forms a part.

         We agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares underlying the Warrants. We will not pay selling commissions and expenses associated with any such sales by the selling security holders.

                              PLAN OF DISTRIBUTION

         The shares offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees or other successors in interest. These sales may be made on one or more exchanges or in the over-the-counter market including the Nasdaq SmallCap Market of The Nasdaq Stock Market, or otherwise at prices and at terms then prevailing or at prices related to the



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then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, including, without limitation:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by a broker or dealer for its account under this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - face-to-face or other direct transactions between the selling security holders and purchasers without a broker-dealer or other intermediary; and

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders in amounts to be negotiated in connection with the sale. The selling security holders and these broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with the sales. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this prospectus.

          In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell shares short and deliver the shares to close out the positions. The selling security holders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell under this prospectus. The selling security holders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

         Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected



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



by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

         We have advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. All of the foregoing may affect the marketability of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-3. This prospectus is part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Visual Data and its securities, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC as discussed below.

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and at its offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC- 0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings



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with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange
Act of 1934 until the offering is completed.

         - our annual report on Form 10-KSB for the fiscal year ended September 30, 2001,

         - our current reports on Form 8-K filed on February 5, 2002, February 12, 2002, March 28, 2002 and July 3, 2002,

         - our quarterly reports on Form 10-QSB for the periods ended December 31, 2001 and March 31, 2002, and

         - our proxy statement filed on March 8, 2002 for our annual meeting of shareholders held on April 11, 2002.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

         Corporate Secretary
         Visual Data Corporation
         1291 SW 29 Avenue
         Pompano Beach, Florida 33069
         954-917-6655

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for us by Adorno & Yoss, P.A., Fort Lauderdale, Florida.


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                                     EXPERTS

         On July 2, 2002 we announced that we had appointed Goldstein, Lewin & Company, P.A. to replace Arthur Andersen LLP as our independent auditors. The consolidated financial statements of Visual Data Corporation and subsidiaries as of and for the years ended September 30, 2001 and September 30, 2000, together with the consolidated financial statements of MediaOnDemand.com, Inc. as of and for the years ended December 31, 2001 and December 31, 2000, have been audited by Arthur Andersen LLP, as stated in their reports dated January 1, 2002 and February 7, 2002, respectively, which are incorporated by reference herein. After reasonable efforts, we have been unable to obtain Arthur Andersen LLP's written consent to the inclusion of our consolidated financial statements into the registration statement of which this prospectus is a part. Accordingly, we have omitted Arthur Andersen's consent in reliance upon Rule 437a of the Securities Act. Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of acquisition that such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. Since Arthur Andersen LLP has not consented to the inclusion of our consolidated financial statements into the registration statement of which this prospectus is a part, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in our consolidated financial statements or any omissions to state a material fact required to be stated therein.







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